Exhibit 99.1

KINGSWAY ANNOUNCES ACQUISITION OF CSUITE FINANCIAL PARTNERS

●	Expected to be immediately accretive, adds $9.4 million of unaudited revenue, $0.9 million U.S. GAAP income before income taxes and $1.8 million of unaudited non-GAAP adjusted EBITDA
●	Second acquisition under the Kingsway Search Xcelerator Program
●	Capital light, re-occurring revenue business
●	Will be run alongside Ravix, providing a one-stop shop to Ravix and CSuite Clients

CHICAGO, November 1, 2022 - (NYSE: KFS) Kingsway Financial Services Inc. ("Kingsway") today announced the acquisition of the privately-held company CSuite Financial Partners ("CSuite"), the second such acquisition completed under the Kingsway Search Xcelerator Program. CSuite, based in Manhattan Beach, California (www.csuitefinancialpartners.com), is a national, financial executive services firm providing financial management leadership to companies in every industry, regardless of size, throughout the United States.

"This is Kingsway's second acquisition under the Kingsway Search Xcelerator Program and will be run alongside Ravix, which we acquired in October 2021. It fits our model of low capital demands, re-occurring revenue, and strong margins in a growing industry" said Kingsway President and CEO, J.T. Fitzgerald. "Arthur Cohen and team have built a leading company that has a solid reputation and loyal customer base. I am excited to welcome the CSuite team to the Kingsway family of companies."

"This acquisition presents an excellent opportunity for CSuite to partner with an organization that shares our ideals of sustainable growth and reinvestment in people," said Arthur Cohen, Founder and National Managing Partner of CSuite. "We are excited to join the team at Kingsway and Ravix."

"We believe that the addition of CSuite is a nice complement to the offerings provided by Ravix – both CSuite and Ravix will be able to go to market as a one-stop shop of services for our clients," said Timi Okah, President & CEO of Ravix. "I look forward to working with Arthur and the talented team of professionals at CSuite to continue to deliver the highest level of service to our clients."

For the twelve-month period ending July 31, 2022, CSuite had $9.4 million of unaudited revenue, $0.9 million U.S. GAAP income before income taxes and $1.8 million of unaudited non-GAAP adjusted EBITDA. A reconciliation of U.S. GAAP income before income taxes to non-GAAP adjusted EBITDA is presented on the attached schedule. Even after taking into consideration the anticipated effects of purchase accounting, Kingsway expects the acquisition to be immediately accretive.

The purchase price was $8.5 million (subject to customary adjustments) at close, inclusive of $0.9 million paid for cash on hand at close, with up to an additional $3.55 million that could be paid over the next three years depending upon achievement of certain financial metrics. The closing purchase price was paid in cash; however, the Company expects to complete a recapitalization of the loan currently in place at Ravix in the near future.

For more information regarding the CSuite transaction, please join Kingsway's third quarter results call on November 10, 2022 (https://kingsway-financial.com/press-releases/).

Eversheds Sutherland (US) LLP served as legal counsel to Kingsway and Jeffer Mangles Butler & Mitchell LLP served as legal counsel to the sellers, and JD Merit & Company served as financial advisors to the sellers in connection with the transaction.

About Kingsway

Kingsway is a holding company that owns or controls subsidiaries primarily in the extended warranty, business services, asset management and real estate industries. The common shares of Kingsway are listed on the New York Stock Exchange under the trading symbol “KFS.”

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements; however, the absence of any such words does not mean that a statement is a not a forward-looking statement. Such forward-looking statements relate to future events or future performance but reflect Kingsway management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled “Risk Factors” in Kingsway’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “2021 Annual Report”). Except as expressly required by applicable securities law, Kingsway disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Additional Information

Additional information about Kingsway, including a copy of the 2021 Annual Report and filings on Forms 10-Q and 8-K, can be accessed on the EDGAR section of the U.S. Securities and Exchange Commission's website at www.sec.gov, on the Canadian Securities Administrators' website at www.sedar.com, or through Kingsway's website at www.kingsway-financial.com.

Kingsway Financial Services Inc.

Reconciliation of CSuite U.S. GAAP income before income taxes to Non-GAAP Adjusted EBITDA

For the Twelve Months Ended July 31, 2022

(in thousands) (UNAUDITED)

CSuite GAAP Income before Income Taxes	$933
Non-GAAP Adjustments: Depreciation	-
Amortization	-
Interest	-
Wages and benefits (1)	454
Transaction expenses (2)	178
Pass through taxes (3)	175
Other	26
Total Non-GAAP Adjustments	833
Non-GAAP Adjusted EBITDA	$1,766

(1)	Wages and benefits not expected to be incurred post-close.
(2)	One-time expenses incurred by CSuite related to the sale.
(3)	Pass-through taxes related to the former owner.